UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2010

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On March 30, 2010, the Montana Supreme Court issued its decision in PPL Montana, LLC vs. State of Montana, affirming in pertinent part the June 2008 decision of the Montana First Judicial District Court that PPL Montana, LLC (“PPL Montana”) was liable to make lease payments and pay other compensation to the State of Montana for its hydroelectric facilities’ use and occupancy of streambeds underlying certain rivers in Montana.  As previously reported, the District Court awarded the State of Montana compensation of approximately $35 million for use of the streambeds for the period from December 1999, the date of PPL Montana’s acquisition of the hydroelectric facilities, through 2006, and approximately $6 million in compensation for such use during 2007.  Additionally, the District Court deferred to the Montana State Land Board responsibility to establish the amount of annual lease payments due beginning in 2008 and for future years.

At December 31, 2009, PPL Corporation had recorded a loss accrual of $9 million with respect to this contingency.  Based on the Montana Supreme Court’s decision, PPL Montana expects to increase its loss accrual by approximately $56 million in the first quarter of 2010 (to a total of approximately $65 million) to reflect the full amount of the District Court’s original award, together with interest at the statutorily mandated rate on the amount of the District Court award from the date of that decision to the date of the Montana Supreme Court decision, plus estimates of the amounts of annual lease payments from January 1, 2008 through March 31, 2010. Approximately $54 million of the increased loss accrual, which is related to periods prior to 2010, is expected to be reported by PPL Corporation for the first quarter of 2010 as a special item after-tax charge of 9 cents per share.

PPL Corporation continues to believe that the decisions of the District Court and Montana Supreme Court in this matter are erroneous, and is evaluating its next steps in this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President

Dated:  April 15, 2010